Exhibit 99.3

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Tim Wallace, Chairman, President and CEO
August 3, 2006

- FINAL -

Thank you James, and good morning everyone.

Our company has been very busy during the past quarter. I’m very pleased with our accomplishments and optimistic about the future. During the 2nd quarter, the diversity and strength of our portfolio of businesses helped us generate record revenues. Our backlog of orders continued to grow in both our railcar and barge businesses. We completed two large debt financings during the 2nd quarter. We declared a 3 for 2 stock split in the form of a stock dividend and made great progress in streamlining our portfolio of businesses.

Our 2nd quarter North American railcar shipments totaled 6233 units. We expect our quarterly shipments to be relatively steady at a run rate between 6200 and 6500 units during the balance of the year.

Demand for railcars in North America continued at a strong pace during the 2nd quarter. We had a great quarter from a sales perspective. Steve Menzies will provide the details in his update. We are now within a few hundred units of an all time record in respect to our railcar order backlog. We are continuing to receive a steady stream of inquiries to bid on. We still view the current demand for railcars in North America as a plateau on a demand graph rather than a short term spike. We are strategically targeting specific markets and orders.

Our product mix will change during the next year because we have aggressively pursued a specific growth market. We are fortunate to have the broadest product line offering in North America and to be flexible enough to quickly adjust our production lines in accordance with our strategic selling activities. We are currently shifting some of our production lines over to produce a higher percentage of railcars which serve the renewable fuels market. The demand for ethanol railcars is very strong right now. We are uniquely positioned to provide these products from multiple production lines. Short term, we will absorb the cost of transitioning our lines. Long term, we expect our margins to improve because of the strength of this market and the productivity gains we should obtain.

We expect our railcar market share percentages to fluctuate on a quarterly basis. There are certain railcar types that are more attractive to us than others and we pursue those aggressively. We have passed on a few large, low margin orders with restrictive terms. We are currently focused on obtaining orders that extend our production lines, enhance our product mix and relationships with key customers and allow us to improve our earnings. We have been very successful at improving our performance through this type of focused selling. Bill McWhirter will provide details on our railcar margin projections in his comments. Steve Menzies will provide more information on the railcar market during his comments.

The breadth of Trinity’s earnings diversification was apparent in our barge segment. Our barge group had a fantastic quarter. Operating profit for this group reached $10.5 million. This is a 94% increase over 2005. Industry demand for barges has been strong. During the 2nd quarter, we received an order for 250 barges from Ingram Barge Lines. Continuing strong demand has prompted our barge management team to increase their barge production capacity. In one of our barge plants, we are in the process of installing a new paint facility. This will increase our output. Fortunately, we still have some production flexibility and are continuously searching for ways to improve our products and our output.

Our construction products businesses are also an important part of our diversification strategy. We are currently in the middle of this group’s seasonal peak demand. The demand is strong in our concrete and aggregate businesses. This has been the case despite less than perfect weather conditions in South Texas and a nationwide slow down in housing starts. Our concrete business can flex between residential, commercial and highway-related business. We are continuing to add new, strategic concrete operations in areas where we anticipate steady demand for products.

Our highway safety products businesses are benefiting from increased spending resulting from the transportation bill that was signed last summer. We expect demand for highway safety products to improve as federal funds make their way through the construction spending pipeline.

We are very pleased with our structural wind towers business. We have a good backlog of orders and expect this business to continue to make a significant contribution to our profits in 2006 and 2007. We are in the process of expanding our abilities by upgrading our operations. We are considering transitioning production capacity from some of our other manufacturing facilities to produce wind towers.

Trinity’s leasing company plays a strategic role in TrinityRail and is also an important component of our strategy of providing a consistent earnings base. Our leasing management services group had a great 2nd quarter. The demand for railcar leasing remains strong and we are maximizing our opportunities. We are continuing to invest in our future by increasing the size of our lease fleet. Steve Menzies will provide more details in his report.

As you can tell, I am very pleased with the performance of our company. We are continuing to build on the momentum that has been generated in our businesses. Overall, I believe the investment in our lease fleet, our recent convertible debt transaction, coupled with our excellent market leadership position in the rail industry, along with the expanding performance of our non-rail businesses, will create significant shareholder value.

I’ll now turn it over to Steve Menzies to make his comments.